Exhibit 23.4

Consent of Independent Auditors

The Board of Directors

GL TRADE S.A.

42, rue Notre Dame des Victoires

75002 Paris

France

We consent to the use of our report, dated December 1, 2008, with respect to the consolidated balance sheets of GL Trade S.A. as of December 31st, 2006 and 2005 and the related consolidated statements of income, changes in shareholders’ equity, cash flows, and recognized income and expense for the years then ended, prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, included in this Registration Statement on Form S-4 of SunGard Data Systems Inc. and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated December 1, 2008, contains an explanatory paragraph that states that as discussed in the note “Accounting principles and methods” to the consolidated financial statements, the consolidated financial statements have been authorized by the Board of Directors of the Company on 6 March 2007 and 7 March 2006 for the years ended December 31, 2006 and 2005, respectively, and then amended on 26 November 2008 in order to translate them into English, to issue one set of financial statements covering the three years ended 31 December 2007, 2006 and 2005, respectively, and also to disclose that the consolidated financial statements have also been prepared in accordance with IFRS as issued by the IASB.

Paris La Défense

July 9, 2009

KPMG Audit

A division of KPMG S.A.

/S/    JEAN-PIERRE VALENSI

Partner

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